Exhibit 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware
Electro Quimica Mexicana, S.A. de C.V.	Mexico
FMC A/S	Denmark
FMC Agricultural Products International, AG	Switzerland
FMC Agroquimica de Mexico S.A. de C.V.	Mexico
FMC Asia Pacific Inc.	Delaware
FMC BioPolymer AS	Norway
FMC BioPolymer Germany G.m.b.H.	Germany
FMC BioPolymer France SAS	France
FMC Chemicals Netherlands BV	Netherlands
FMC Chemical International, AG	Ireland
FMC Chemical International, AG	Switzerland
FMC Chemicals (Malaysia) Sdn. Bhd.	Malaysia
FMC (Chemicals) Pty. Ltd.	Australia
FMC Chemicals (Thailand) Limited	Thailand
FMC Chemicals Italy srl.	Italy
FMC Chemicals KK	Japan
FMC Chemicals Limited	United Kingdom
FMC Chemical S.p.r.l.	Belgium
FMC de Mexico, S.A. de C.V.	Mexico
FMC Defense Corporation	Wyoming
FMC Finance B.V.	Netherlands
FMC Foret, S.A.	Spain
FMC France SAS	France
FMC Funding Corporation	Delaware
FMC Germany G.m.b.H.	Germany
FMC Korea Ltd.	Korea
FMC of Canada Limited	Canada
FMC Overseas, Ltd.	Delaware
FMC Quimica do Brasil Limitada	Brazil
FMC Singapore Pte, Ltd.	Singapore
FMC United (Private) Ltd.	Pakistan
FMC WFC I, Inc.	Wyoming
FMC WFC II, Inc.	Wyoming
FMC Wyoming Corporation	Wyoming
Foraneto, S.L.	Spain
Forel, S.L.	Spain
Forsean, S.L.	Spain
Intermountain Research and Development Corporation	Wyoming
Minas El Castellar S.L.	Spain
Minera Del Altiplano S.A.	Argentina
P.T Bina Guna Kimia	Indonesia

NOTE: All subsidiaries listed are greater than 50 percent owned, directly or indirectly, by FMC Corporation as of December 31, 2004. The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.